Exhibit 99.1

SONIC AUTOMOTIVE, INC. ANNOUNCES FIRST QUARTER

INCOME FROM CONTINUING OPERATIONS OF $0.53 PER SHARE

CHARLOTTE, NC (April 27, 2004)—Sonic Automotive, Inc. (NYSE: SAH) today announced results for the first quarter of 2004. Sonic reported first quarter income from continuing operations of $22.4 million, or $0.53 per diluted share, compared to $19.1 million, or $0.46 per diluted share, in 2003.

Net income for the quarter ended March 31, 2004 was $22.2 million, or $0.52 per diluted share, compared to the prior year of $11.7 million, or $0.28 per diluted share. Net income for the quarter ended March 31, 2003 included a $5.6 million, or $0.14 per diluted share, after tax charge as a cumulative effect of accounting change related to the Emerging Issues Task Force guidance on accounting for incentives and rebates.

In commenting on the quarter, Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “The results reflect initial benefits from the execution of previously announced operating initiatives in our dealerships. We have completed the majority of planned actions to strengthen field management which should create value as the year progresses. The shift to centralized control over advertising expense has been completed and has generated immediate benefits. The implementation of standard field compensation plans has begun and will continue throughout the year. We are pleased with our first quarter results but fully realize that continued improvement is dependent on consistent execution of our primary strategies of reducing SG&A expenses, maintaining gross margins and completion of pending acquisitions. Because of this, we remain comfortable with our previously announced earnings target of $2.65 to $2.80 per diluted share from continuing operations for calendar year 2004.”

Same Store Sales

On a same store basis, total revenues increased 2.4% for the quarter. New vehicle same store sales were up 2.4% with gross margins of 7.4%, consistent with the prior year. Total retail and wholesale used vehicle same store sales increased 2.6% for the quarter while the gross margin rate declined 20 bps. Same store parts, service and collision sales increased 4.8% with the gross margin rate increasing 30 bps to 48.3%. Same store finance and insurance revenues declined 10.5% for the quarter.

Jeffrey C. Rachor, the Company’s Chief Operating Officer, stated, “The expense reduction efforts previously announced produced benefits in the first quarter. We saw advertising expense on a same store basis decline $2.1 million, or 90 bps as a percent of gross profit, compared to the prior year. Sales compensation, our largest operating expense category, declined $3.2 million, or 150 bps as a percent of gross profit. Most importantly, we achieved our SG&A expense target for the quarter of 80% of gross profit.”

Mr. Rachor continued, “Our previously announced SG&A expense targets for 2004 remain unchanged at 77% of gross profit in the second and third quarters and 78% in the fourth quarter. We also believe that our reduced acquisition pace will continue to help our corporate and regional management focus on the execution of our operating initiatives.”

Acquisition and Disposition Activity

During the first quarter, Sonic closed on the previously announced acquisition of Crown Lexus. On April 16, the Company completed the acquisition of eight franchises in Houston, Texas including Porsche, Audi, Volvo, Jaguar, Volkswagen and Land Rover brands. It is anticipated that the balance of the previously announced Houston acquisition will be completed in July. Mr. Smith reiterated, “We expect our 2004 acquisition program to be complete upon the closing of these pending acquisitions and continue to target long-term acquisition growth of a maximum of 10% of annual revenues.”

The Company sold two dealerships included in discontinued operations during the quarter and signed contracts to sell three other dealerships.

Financial Position

At March 31, 2004, the Company had approximately $235 million available under its revolving credit facility and cash of $39.5 million. The Company’s debt-to-total-capital ratio was 48.0%, net of cash, at March 31, 2004. The Company remains committed to its previously announced targeted debt-to-total-capital ratio of 45% by the end of 2004 and 40% over the longer term.

Brand and Geographic Diversity

The Company’s top brands for the quarter based on new vehicle revenues were Honda (13.1%), Cadillac (12.9%), Toyota (12.1%), BMW (10.3%), Chevrolet (10.3%), Ford (10.2%), Lexus (6.1%), Volvo (3.9%), Mercedes (3.4%) and Chrysler (3.2%).

The Company’s top markets for the quarter based on total revenues were Los Angeles (10.2%), Houston (9.8%), Dallas (9.3%), San Francisco (8.5%), San Jose (7.4%), Tampa (5.9%), Charlotte (4.8%), Michigan (4.1%), Atlanta (4.1%) and Oklahoma (4.0%).

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, APRIL 27 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416. INTERNATIONAL CALLERS DIAL 706-643-0958—OR YOU CAN ACCESS THE CALL AT: http://www.ccbn.com/ or http://www.sonicautomotive.com/

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 194 franchises and 39 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity and acquisition growth pace, disposition activity, earnings per share, expense levels and capital structure. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended
	03/31/2003	D03/31/2004
Income Statements:

Revenues
New vehicles	$931,330	$1,008,352
Used vehicles	276,527	290,191
Wholesale vehicles	98,631	114,458

Total vehicles	1,306,488	1,413,001
Parts, service and collision repair	223,304	246,897
Finance & insurance and other	46,183	43,895

Total revenues	1,575,975	1,703,793
Total gross profit	251,397	267,613
SG&A expenses	203,938	214,079
Depreciation	2,274	3,720

Operating income	45,185	49,814
Interest expense, floor plan	5,522	5,955
Interest expense, other	9,525	8,335
Other income	72	27

Income from continuing operations before taxes	30,210	35,551
Income taxes	11,148	13,171

Income from continuing operations	19,062	22,380
Discontinued operations:
Loss from operations and the sale of discontinued dealerships	(2,915)	(375)
Income tax benefit	1,158	180
Loss from discontinued operations	(1,757)	(195)

Income before cumulative effect of change in accounting principle	17,305	22,185
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	(5,620)	—

Net income	$11,685	$22,185

Diluted:
Weighted average common shares outstanding	41,757	42,599

Income per share from continuing operations	$0.46	$0.53
Loss per share from discontinued operations	(0.04)	(0.01)
Cumulative effect of change in accounting principle	(0.14)	—

Net Income per share	$0.28	$0.52

Gross Margin Data:
New vehicles retail	7.4%	7.3%
Used vehicles retail	10.8%	10.7%
Total vehicles retail	8.2%	8.0%
Parts, service and collision repair	48.0%	48.6%
Finance and insurance	100.0%	100.0%
Overall gross margin	16.0%	15.7%

SG&A Expenses:
Personnel	123,338	128,208
Advertising	15,331	13,580
Facility rent	16,623	19,781
Other	48,646	52,510

Unit Data:
New units	33,644	34,782
Used units	16,938	17,378

Total units retailed	50,582	52,160
Wholesale units	12,838	13,433
Average price per unit:
New vehicles	27,682	28,991
Used vehicles	16,326	16,699
Wholesale vehicles	7,683	8,521

Other Data:
Net cash provided by (used in) operating activities	$26,503	$(2,234)
Floorplan assistance realized (continuing operations)	$7,577	$8,984

Balance Sheets:
	As Of
	12/31/2003	03/31/2004
ASSETS
Current Assets:
Cash and cash equivalents	$82,082	$39,475
Receivables, net	306,498	310,613
Inventories	1,046,909	1,096,550
Assets held for sale	88,990	83,941
Other current assets	29,718	35,949
Total current assets	1,554,197	1,566,528
Property and Equipment, Net	125,356	133,003
Goodwill, Net	909,091	932,801
Other Intangibles, Net	75,230	77,087
Other Assets	22,355	31,227
TOTAL ASSETS	$2,686,229	$2,740,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable—floor plan	$996,370	$1,021,752
Trade accounts payable	63,577	64,635
Accrued interest	13,851	9,569
Other accrued liabilities	121,744	133,072
Current maturities of long-term debt	1,387	1,123
Total current liabilities	1,196,929	1,230,151
LONG-TERM DEBT	694,898	698,656
OTHER LONG-TERM LIABILITIES	19,136	20,025
DEFERRED INCOME TAXES	76,933	76,882
STOCKHOLDERS’ EQUITY
Class A convertible preferred stock	—	—
Class A common stock	384	386
Class B common stock	121	121
Paid-in capital	416,892	419,975
Accumulated other comprehensive loss	(4,419)	(4,499)
Retained earnings	402,799	420,864
Treasury stock, at cost	(117,444)	(121,915)

Total stockholders’ equity	698,333	714,932
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,686,229	$2,740,646

Balance Sheet Data:

Current Ratio	1.30	1.27
Debt to Total Capital	49.9%	49.5%
LTM Return on Stockholders’ Equity	10.7%	12.0%